Exhibit 10.42

April 15, 2015

Kelly Culwell

Dear Kelly:

It gives me great pleasure to confirm the offer for your full-time, exempt employment with Evofem, Inc. as Chief Medical Officer. You will report directly to Evofem’s CEO.

This term of employment will begin on June 1, 2015 at 50% time and salary from June 1, 2015 to June 30, 2015 based on an annual salary of $250,000.00. You will be full-time starting on July 1, 2015 with an annual salary of US $250,000.00 (separate and additional to your WCG salary of $110,000.00) and is eligible for benefits, including an annual bonus of up to 50% of your annual earnings excluding the previous year’s bonus, if any. You will be eligible to receive the annual bonus after meeting a ninety (90) days employment requirement. The bonus percentage is subject to change and requires board approval each year. You are eligible for medical, dental, and vision coverage effective as of your date of hire. Equity participation will be determined near the time of the capital raise.

Evofem will pay to Planned Parenthood a payment of $20,000 which represents our assumption of your remaining employment agreement. If you should leave Evofem prior to your second anniversary, you will need to repay a prorated portion of this $20,000 payment back to Evofem.

Additionally, you will be eligible to participate in our 401K plan. The service requirement is three (3) months, the pay period employer contribution is three per cent (3%) and the annual employer contribution is an additional one percent (1%).

You will also be eligible for vacation accrual at a rate of twenty (20) days per year, and ten (10) days of sick accrual. Upon your acceptance of this offer, Barbara Garcia, Associate Director HR, will schedule a time to review all your benefits in detail so that you can enroll for the coverage you want.

Please note: Employment is governed by Evofem’s Personnel Policies and is not for a fixed period unless Evofem specifies in writing. Employment with Evofem is at will, and either the employee or Evofem can terminate employment at any time. The terms of this letter embody the entire agreement and understanding between you and Evofem with respect to the subject matter hereof and supersede any prior or contemporaneous communications (whether written or oral) related to the subject matter hereof.

By signing below you agree to the terms of this offer.

We are all very pleased to welcome you as a member of the Evofem team!!!

Sincerely,	Agreed:

/s/ Saundra Pelletier Saundra Pelletier CEO	/s/ Kelly Culwell 4/16/15 Employee/Date

12400 High Bluff Drive, Suite 600, San Diego, CA 92130